Worthington Industries Inc.

Third Quarter Fiscal 2020 Earnings

March 26, 2020

Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

C O R P O R A T E   P A R T I C I P A N T S

Marcus Rogier, Investment Relations Officer and Treasurer

John McConnell, Chief Executive Officer and Chairman

Andy Rose, President

Joseph Hayek, Vice President and Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Phil Gibbs, KeyBank Capital Markets

John Tumazos, John Tumazos Very Independent Research

P R E S E N T A T I O N

Operator

Good morning and welcome to the Worthington Industries Third Quarter Fiscal 2020 Earnings Conference Call. All participants will be able to listen-only until the question-and-answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I’d now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier

Thank you, Michelle. Good morning everyone, and welcome to Worthington Industries Third Quarter Fiscal 2020 Earnings call. On our call this morning we have John McConnell, Worthington’s Chairman and Chief Executive Officer; Andy Rose, Worthington’s President; and our Chief Financial Officer Joe Hayek.

Before we get started, I’d like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested.

We issued our earnings release earlier this morning. Please refer to it for more detail on those factors that could cause actual results to differ materially. Today’s call is being recorded and a replay will be made available later on our worthingtonindustries.com website.

At this point, I will turn the call over to John for some opening comments.

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

John McConnell

Thank you Marcus, and thanks to those who have joined us today for our third quarter earnings conference call. Our performance in the third quarter was very good and we’ll, of course, review our financial performance, but we expect that much of your interest will be on the effects of the coronavirus and its immediate and longer-term impacts on our business and our employees. We’re prepared to discuss its effects to the best of our knowledge as of today.

Let’s get started with our CFO Joe Hayek as he reviews our performance in the third quarter. Joe?

Joseph Hayek

Thank you John, and good morning everyone. When our Q3 ended, which was just four weeks ago, the world was a different place. So to start, we want to recognize that while earnings calls are an important aspect of our responsibility as a public company, a lot of what we talk about in the past tense today has less relevance than it normally would. The COVID-19 virus and the steps being taken to mitigate its spread are having significant negative impacts on our society and our economy. We are grateful for and humbled by the work being done by countless individuals working to stem the spread of the virus. We are doing whatever we can to help contribute and we are now, as ever, mindful of our philosophy and our belief that people are our most important asset. The spirit, ingenuity, and dedication of our people is remarkable, and it has been on full display over the last few weeks. It is a source of pride for all of us in this trying time for the U.S. and across the globe.

I’ll now go through a summary of the quarter, Andy will provide some additional comments, and then we’d be happy to take questions.

In Q3, we reported earnings of $0.27 per share versus $0.46 in the prior year quarter. There were several unique items in the quarter, including the following. We incurred restructuring and impairment charges of $36 million or $0.48 per share in Q3, compared to a restructuring gain in the prior year quarter of $0.14. Current quarter charges primarily relate to a plant consolidation in our oil and gas business where we are consolidating from three facilities to two to optimize efficiency and capacity utilization.

In Q3, we recognized a gain of $6.1 million or $0.08 per share related to our acquisition of a majority ownership and consolidation of our Worthington Samuel Coil Processing JV. This was a cashless transaction that involved us contributing our recently acquired Heidtman Steel Cleveland facility to the JV, which increased our total ownership to 63%. The results of this JV have been consolidated since December 31, 2019 from where it previously was included in equity income.

Our estimated inventory holding losses in Q3 were $0.08 per share compared to losses of $0.14 per share last year, and the current quarter benefited by $0.03 a share as we lowered a reserve associated with a tank replacement program within Pressure Cylinders. This replacement program was initiated in Q3 of last year and negatively impacted those results by $0.17 per share.

There was a fair amount of noise in the numbers, but importantly, when adjusting for impairment, restructuring, and the impacts of the replacement program, our Q3 EPS for 2020 was $0.64 versus $0.49 a year ago.

Consolidated net sales of $764 million decreased 13% from the prior year, primarily due to lower average selling prices in Steel Processing, lower volumes in the industrial and consumer products businesses within Pressure Cylinders, and our exit from our engineered cabs business. Despite the decline in revenue, our gross profit in the quarter increased by $26 million from Q3 of last year to $116 million, and our gross margin increased significantly from 10.3% to 15.1%.

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

Our Adjusted EBITDA was $79 million in the third quarter compared to $57 million in the prior year, and our trailing 12-month adjusted EBITDA is now $322 million.

Turning to Steel Processing, net sales of $491 million were down 12% from Q3 of 2019, due primarily to lower average direct selling prices which were partially offset by increased bonds. Total shipped tons were up 36% from last year’s third quarter, largely driven by the recent consolidation of our toll processing JV, which added 152,000 tons this quarter. We also saw strength in our legacy coated toll processing business where volumes more than doubled. We were very pleased to see our direct tons also increase by 4% year-over-year, the continuation of the positive trend that we have been seeing there.

Direct tons were 44% of the mix compared to 57% in the prior year quarter.

Operating income for Steel Processing of $19 million was up $9 million from Q3 of last year due to higher direct spreads and the increased tolling volume.

In terms of outlook, Steel Processing, which typically has a strong seasonal lift in Q4, is going to face headwinds related to the automotive OEM shutdown and general economic conditions which will impact demand.

In our Pressure Cylinders business, net sales were $271 million, down 7% from the prior year quarter. Operating income, excluding impairment, restructuring, and the tank replacement program was $12 million, down $9 million from the prior year quarter, due to lower volumes in our industrial and consumer products business, partially offset by an improvement in the oil and gas business.

Softness in the industrial products business was largely driven by continued weakness in our European operations. In our Consumer Products business, we believe that volume decreases were a function of strong demand in Q2, and a warm winter which reduced demand for heating applications.

Moving forward, our Pressure Cylinders business has end market diversity and in past downturns has not seen precipitous decreases in demand across the board. That said, supply chain, operational or customer disruptions are all possible in the current environment. In addition, our oil and gas business will face headwinds caused by lower oil prices and decreased drilling activity in its markets.

With respect to our JVs, equity income during the quarter was $25 million, up $5 million from the prior year quarter. The increase was primarily due to strong demand in our construction JV ClarkDietrich, which increased $3 million year-over-year. We received $21 million in dividends from our unconsolidated JVs during the quarter.

Since all of our JVs operate in end-markets that are being impacted by shutdowns and face possible supply chain and operational uncertainty, we do expect that they will all be negatively impacted to an extent as demand slows.

Turning to the cash flow statement and the balance sheet, cash flow from operations was $87 million in the quarter and $256 million for the first nine months of our fiscal year, with free cash flow totaling $184 million in the same period.

During the quarter we invested $21 million on capital projects, paid $13 million in dividends, and spent $21 million to repurchase 550,000 shares of our common stock. We have recently slowed down our cap ex spend and, for the foreseeable future, are prioritizing spend related to continuity of operations.

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

Looking at our balance sheet and liquidity position, funded debt at quarter end was flat sequentially at $699 million. Interest expense of $7 million was down $2 million from the prior year, due to both debt refinancing and lower debt balances.

We ended Q3 with over $100 million in cash and working capital of nearly $500 million. We also have over $500 million available to us under our revolving credit facilities. Our net debt-to-trailing EBITDA leverage ratio is roughly 1.9 times.

Yesterday, the Board declared a $0.24 per share dividend for the quarter payable in June 2020.

At this point, I’ll turn it over to Andy.

Andy Rose

Thank you, Joe. Good morning everyone. As Joe mentioned, the COVID-19 virus has led to unprecedented protectionary measures and is derailing a well-performing economy. Many states, including Ohio and Michigan, are implementing stay at home measures to control the spread of the virus. Because we manufacture or are part of a supply chain that makes products for use in healthcare, home and portable heating, construction, and critical transportation infrastructure, many of our businesses are considered essential businesses under these rules. Therefore, we will continue to operate in those locations based on customer demand levels and with our top priority continuing to be the safety of our people. We are working hard to serve our customers and our country by continuing to produce these important products as needed.

As I mentioned, at Worthington, we’ve been very focused on the safety of our employees and business partners. We are also developing and executing contingency plans for our businesses as they are impacted. The good news is that we have a template from 2008/2009, and we are well prepared to move quickly and effectively as needed.

We have a strong balance sheet with low leverage and interest expense and significant cash on-hand and revolver availability to weather demand declines as they might occur.

Another benefit for Worthington is that we have historically generated significant free cash flow in declining markets from liquidation of working capital, providing a natural hedge against the risk of lower earnings.

As for now, we have not experienced a big drop in demand, but we are anticipating more in the coming days and weeks. Most of you know of the temporary closing of many of the automakers and several major construction projects. We are hopeful that many of these measures have their intended effect of minimizing the spread of the virus, but are temporary in nature.

Of course, our Steel Processing business is heavily tied to automotive which will certainly be impacted by a weaker economy. Interestingly, low financing rates and gas prices should help offset some of this decline. We may also benefit from the trade deal that requires a higher percentage of U.S. content once it is enacted. We would point you to the IHS data being updated regularly as a good proxy for what happens to auto demand overall in the U.S.

Pressure Cylinders is a collection of niche products and markets. Certain segments of the industrial products business will clearly feel the impact of lower industrial production globally. We were already experiencing this in Europe prior to the outbreak. Interestingly, our Consumer Products business has proven rather resilient in previous recessions.

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

As you well know, we have for some time been investing in various forms of innovation. Most of that investment has been in and around new product development within Worthington, but we occasionally invest in outside companies that have the potential to disrupt industries. In 2015, we provided startup capital to seed Nikola Corporation, a designer and manufacturer of electric and hydrogen trucks and powertrains. Nikola recently announced a plan to go public in Q2 through a reverse merger into VectoIQ Acquisition Corporation, which, if it occurs as structured, would result in Worthington owning roughly 5.5% of the company. You can find more details on Nikola’s website nikolamotor.com.

As we prepare to navigate whatever comes next, I would like to say thank you to all of our employees for their hard work and dedication to Worthington Industries over the past several weeks. We have received a lot of great ideas, exceptional support and cooperation, as we work hard to continue operating while keeping everyone safe.

On a brighter note, economic disruption, while never welcome, will create opportunities for our company. We have a strong balance sheet and significant available capital to invest in our business to take advantage of opportunistic M&A and allocate capital where there is value. Our primary focus today is protecting our balance sheet, but once the markets settle and stability emerges, we will move quickly to capitalize on value-creating opportunities.

We will now take any questions.

Operator

At this time, if anybody has a question, please press star, one on your telephone keypad. Again, that would be star, one on your telephone keypad. We will wait for a moment to compile the Q&A roster.

Your first question comes from Phil Gibbs from KeyBanc. Your line is open.

Phil Gibbs

Hey, good morning.

Andy Rose

Good morning, Phil.

Phil Gibbs

Question, firstly, was on automotive. Clearly a lot of exposure as we all know in Steel Processing business. Based on what you’re seeing now, and I know it’s a fluid situation with the big three and others, I think just want to know if this squares up with what you’re thinking. I think our auto analyst is looking for was 30% to 40% year-over-year potential decline in auto production. Is that something that could be feasible, based on what you’re seeing right now? Are any of your customers telling you when they may be back in action?

Joe Hayek

The answer to your second question, Phil, is no. We’re in communication with the Detroit Three, obviously, as a big important supplier to those guys. Don’t know.  Their initial shutdown estimates were through Monday of next week, and not having heard anything to date I wouldn’t want to speculate.

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

The numbers for 20%, 30% down, again, you’re right, it’s fluid. Everything is possible. The latest IHS estimates were down sort of 13% to 17%, I think, as of yesterday for the year, which would put us 14 million to 14.5 million. But again, that’s an estimate and it will all depend on how quickly two things happen. One, the production restarts, and two, probably more importantly, how soon and quickly people will in numbers return to dealerships and buy cars, and that’s a big unknown.

Phil Gibbs

I was going to say, can you provide us some sense in terms of how this may or may not impact the alternative fuels business as well? I mean, low oil prices, but I know that there has been a push into some emerging technologies. I’m trying to think about what we may see there as well. Because I think you mentioned the ancillary oil and equipment business is certainly going to be hit, but thinking about alternative fuels as well.

Andy Rose

Interestingly, Phil, we don’t have nearly as much exposure to that market as we used to. We’ve exited a couple of businesses and product lines related to that. While we are watching it and it will have some modest impact, I don’t think you’re going to see—that business should tail off, obviously, because the spread is no longer there with the big decline in oil prices, but it’s not going to have a significant financial impact on us because we just don’t have a lot of products that we’re selling into that market anymore.

Phil Gibbs

Okay. Your comments on cap ex in, terms of cutting that, I mean certainly that’s emerging for most of anybody in the industrial landscape right now, but any sense in terms of where that can go? I know the company is a little bit different in terms of its composition in the last crisis, but where can we expect to see those levels versus the $80 million plus that we’ve been seeing the last few years?

Andy Rose

I would suggest that we can probably squeeze that. Maintenance cap ex is probably $25 million, maybe $30 million. It’s a little fuzzy just because define maintenance cap ex, but I think in the last downturn we got down to those levels and I would suggest we could probably do something similar.

Phil Gibbs

Okay.

Joseph Hayek

Phil, notwithstanding, that’s not our plan right this minute, right? It will come down to the level that it needs to have us think about things and we have focused and prioritized our cap ex accordingly, but we also see opportunities, as Andy mentioned, because as things are happening and as things are  displaced, when the economy gets its feet underneath it, we feel like people in a position like ours will have some pretty good opportunities to grow and to do things that were probably a bit more difficult with frothy M&A environments and things like that.

Phil Gibbs

Let me just ask one more before I jump off. I know there’s been a lot of gloom and doom and that’s a serious concern given where we are in the here and now, but what’s—are you modeling any scenarios

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

where there could be a sharp bounce back in three  or four months, similar to some extent with what we’re seeing in China? Because I think while not likely, it’s certainly a possibility, so I’m wondering how you’re thinking about the potential for that not and not wanting to cut too deep. Thanks.

Andy Rose

Yeah, and to be honest, Phil, I mean, we haven’t really started scaling down the business. We’re keeping people around and we’re actually hoping for that V-shaped recovery. Day-by-day is a little bit of our moto right now and we get new information every day. But we absolutely want to be prepared for a bunch of different scenarios, one of which would be this thing bounces back pretty hard, and we’re ready for that. We want to be able to serve our customers. We also have mitigation plans for different scenarios where it’s not as good, but we’re going to take a measured, slow approach to anything in terms of scaling down our business.

Phil Gibbs

Thank you.

Operator

Again, if anybody would like to ask a question, please press star, one on your telephone keypad.

Your next question comes from John Tumazos from John Tumazos. Your line is open.

John Tumazos

Thank you for taking my question and thank you for your service to the company and the team. Tough times.

Clearly, the traditional May seasonality is out the window. Is a reasonable guess for May revenues about 20% less than what you reported this morning?

Andy Rose

That’s a good question, John. I think the answer to that question probably depends on what happens in terms of timing of reopening the economy, you know? I think the hope is mid-April. If that happens, I think, May—we could see some bounce back in May, but until we know when the states start opening things back up, it’s very difficult to say what May would look like.

Joseph Hayek

John, I would encourage you to—you know this, but in our Steel Processing business, if you included our majority of JVs, that’s almost 60% automotive. March has for the first three and a half weeks been okay, but the declines and the demand dropoffs are here, and so, as Andy said, when we can pinpoint with better certainty when things open back up, we’ll have a better idea of what revenue impacts are likely to be, not just in the May quarter but beyond.

John Tumazos

Second question. Are share buybacks off the table because of the macro business uncertainty? I’m sure you have intimate—not intimate, but very close relations with many of your customers, some of whom are

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Worthington Industries, Inc. – Third Quarter Fiscal 2020 Earnings, March 26, 2020

not public, as well capitalized as Worthington. Do you see yourselves making bridge loans or taking equity stakes, or even buying out some of your good customers that might fit the Worthington model?

Andy Rose

I would suggest that we are in the manufacturing business, not in the financing business, so I do not anticipate there will be situations where we want to take ownership of customers or vendors.

In the last financial crisis, there was a lot of stress in the supply chain and we had very low default rates across our portfolio; I think less than 1% in terms of customers paying us, etc. We’re watching it very closely right now, but I don’t think you’re going to see us loaning money to folks, certainly not on purpose and taking equity stakes.

In terms of your other comment, I would tell you where we’re prioritizing capital right now is first and foremost to protect our balance sheet. You heard us talk a little bit more about maintenance cap ex. We want to keep our equipment market ready and in good shape. We’re also focused on preserving our dividend, assuming that continues to make sense.

Beyond that, I would tell you we will look for stability in the economy, in our business, and once we feel that we have that, there will be a lot of capital allocation decisions, where we can think about deploying capital to create value for our shareholders. We know they will be there, but we want to make sure that we do that at the right time, and it’s hard to say when that time might be.

John Tumazos

Thank you.

Operator

Again, if anybody has any questions, please press star, one on your telephone keypad. Again, that would be star, one on your telephone keypad.

I have no further questions in queue. I turn the call back over to the presenters for closing remarks.

John McConnell

Again, we thank you all for joining us for this conference call. We all need to stick together to work our way through this coronavirus epidemic, and we’ll have to continue to watch jobless claims fall and all those things that will signal the economy is starting to return to normal. Hopefully, it will not be too long, and hopefully we all get through it well. Thank you again.

Operator

Thank you everyone. This will conclude today’s conference call. You may now disconnect.

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